EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2008 RESULTS

CHERRY HILL, NJ, August 13, 2008 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2008.

Net revenues for the quarter ended June 30, 2008 were $11.5 million, compared to $11.3 million in the first quarter of 2008. Our net loss for the second quarter of 2008 was $(1.4) million or $(0.15) per diluted share, compared to a net loss of $(1.3) million or $(0.14) per diluted share for the first quarter of 2008.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "The weakening of the macroeconomic environment in the second quarter posed significant challenges to our overall profitability and growth. Bookings decreased in the second quarter of 2008 to $10.0 million, compared to $12.5 million in the first quarter of 2008. Our negative results for the second quarter were driven by the Manipulator and Docking Hardware product segment. At the end of the second quarter we implemented a restructuring of this product segment and reduced headcount by 18% and shortened the workweek for certain employees. We will continue to concentrate on this segment's cost structure, new product releases and sales efforts during the third quarter of 2008."

"Despite these challenges, we posted sequential revenue growth and built our market share in the tester interface and thermal management markets. In July, we closed on the acquisition of Diamond Integration, a small test floor services company based in Texas, which we anticipate expanding through our global network. This acquisition has become part of the Manipulator and Docking Hardware product segment and will give us exposure to a line of business that is normally driven by our customers' generally stable operating budgets rather than their volatile capital budgets."

Investor Conference Call / Webcast Details

As previously announced, inTEST will host a conference call today, Wednesday, August 13, 2008 at 5:00 p.m. EDT to discuss the Company's second quarter 2008 results and management's current expectations and views of the industry. The call may also include discussions of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Wednesday, August 20, 2008 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 291186. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.
Joseph Villalta of The Ruth Group, 646-536-7003

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2008	6/30/2007	3/31/2008	6/30/2008	6/30/2007
Net revenues	$11,497	$12,062	$11,304	$22,801	$24,180
Gross margin	4,523	4,591	4,453	8,976	8,988
Operating expenses:
Selling expense	2,223	2,279	2,094	4,317	4,450
Engineering and product development expense	1,417	1,394	1,410	2,827	2,798
General and administrative expense	2,040	2,044	2,248	4,288	4,175
Restructuring and other charges	200	-	-	200	-
Operating loss	(1,357)	(1,126)	(1,299)	(2,656)	(2,435)
Other income	47	126	35	82	247
Loss before income taxes	(1,310)	(1,000)	(1,264)	(2,574)	(2,188)
Income tax expense	47	86	62	109	119
Net loss	(1,357)	(1,086)	(1,326)	(2,683)	(2,307)

Net loss per share - basic	$(0.15)	$(0.12)	$(0.14)	$(0.29)	$(0.25)
Weighted average shares outstanding - basic	9,324	9,194	9,308	9,316	9,186

Net loss per share - diluted	$(0.15)	$(0.12)	$(0.14)	$(0.29)	$(0.25)
Weighted average shares outstanding - diluted	9,324	9,194	9,308	9,316	9,186

Condensed Consolidated Balance Sheets Data:
	As of
	6/30/2008	3/31/2008	12/31/2007
Cash and cash equivalents	$11,383	$11,982	$12,215
Trade accounts and notes receivable, net	6,482	6,584	6,034
Inventories	5,253	5,719	5,097
Total current assets	23,724	25,139	24,464
Net property and equipment	2,005	2,103	2,198
Total assets	26,806	28,371	27,723
Accounts payable	2,657	3,180	1,923
Accrued expenses	3,955	3,595	3,545
Total current liabilities	6,946	7,121	5,815
Noncurrent liabilities	339	370	401
Total stockholders' equity	19,521	20,880	21,507